MANAGEMENT REPORT ON THE RESULTS OF THE THIRD QUARTER OF 2018

brf

Market Capitalization
R$18.1 bn – US$4.8 bn

Stock Prices
BRFS3 R$22.24 – BRFS US$ 5.96
As of November 7, 2018

Shares Outstanding:
812,473,246 ordinary shares
1,133,601 treasury shares
As of September 30, 2018

Webcast
Thursday, 11/08/2018
10:00 a.m. BRST
7:00 a.m. EST

Dial-in
Brazil:
+55 11 3193-1001 or
+55 11 2820-4001
United States:
+1 646 828-8246

IR Contacts:
Elcio Ito
CFO and IRO

Eduardo Takeiti
IRO

Pedro Bueno
IR Manager

+55 11 2322 5377
acoes@brf-br.com

São Paulo, November 8, 2018 – BRF S.A. (B3: BRFS3; NYSE:BRF) – "BRF" or "Company" today announced its results for the 3rd quarter of 2018 (3Q18). The comments included in this report refer to the consolidated results, in Brazilian real, in accordance with Brazilian corporations law and accounting practices adopted in Brazil, already in compliance with the International Financial Reporting Standards (IFRS), all compared to the same period of 2017 as indicated.

OPERATIONAL AND FINANCIAL HIGHLIGHTS OF THE QUARTER

- Net Operating Revenues grew 8.7% q-o-q to R$8.8 billion, benefiting from the price transfer in Brazil and Halal operations, coupled with the improved sales mix among CFR and DDP channels.
- Volume growth of 2.9% q-o-q, highlighting the growth in the Brazil Segment of 5.6% q-o-q.
- Operating cash generation of R$106 million in the quarter

UPDATE ON THE RESTRUCTURING PLAN

- Conclusion of the **Five-year Strategic Plan**, which establishes a commitment to generate consistent and sustainable results and returns to shareholders.
- **Structure and Governance**: Full team of 10 VPs. Decision to keep Pedro Parente as the Company's CEO until June 2019.
- **Divestments**: processes are within initial schedule and already receiving non-binding proposals for assets located in Argentina, Europe and Thailand.
- **Sale of non-operating assets**: R$214 million negotiated since June.
- **Working capital**: raw material inventory decreased by 38k ton (~30%), and finished products inventory decreased by 9k ton (ex-celebratory), in addition to lower client turnover.
- **Receivables securitization**: structuring of FIDC in the amount R$750 million in progress.

	3Q18	3Q17	Var y/y	2Q18	Var q/q
Volume (Thousand Tons)	1,251	1,286	(2.7%)	1,216	2.9%
Net Revenues	**8,767**	**8,732**	**0.4%**	**8,067**	**8.7%**
EBITDA Adjusted	**604**	**939**	**(35.7%)**	**371**	**62.8%**
EBITDA Adjusted Margin (%)	*6.90%*	*10.80%*	*(3.9) p.p.*	*4.60%*	*2.3 p.p.*
Net Income	**(812)**	**138**	**n.m.**	**(1,466)**	**n.m.**
Net Margin (%)	*(9.3%)*	*1.60%*	*(10.9) p.p.*	*(18.2%)*	*8.9 p.p.*
Earnings per share[1]	(1.00)	0.17	n.m.	(1.81)	(44.8%)

[1]Consolidated Earnings per Share (in R$), excluding Treasury Shares.

MESSAGE FROM MANAGEMENT

Dear shareholders,

The results achieved in the third quarter of 2018 begin to reflect BRF's recovery strategy, announced back in June: operating results with a better margin trend, active pricing of our products, an integrated production and sales planning strategy, as well as asset monetization. In this scenario, we emphasize our commitment to the 2018 deleveraging goal: leverage should be 4.35x the Company's adjusted EBITDA at year end, taking into consideration the execution of the Operating and Financial Restructuring Plan.

In the third quarter of 2018, despite the slight decrease of roughly 3% in sales volume compared to last year, we managed to increase net revenue to R$8.8 billion. This increase was due to the price adjustments we made in our product line, where NOR/kg was higher than R$7.00. When compared to 3Q17, this year's performance has been negatively impacted by grain prices, which rose 45% over the last 12 months, reducing our gross margin to 16%, representing a contraction of nearly 6 p.p. Consequently, adjusted EBITDA in 3Q18 was a little over R$600 million, down approximately 35% from the same period in 2017. On the other hand, when compared to the results posted in the previous quarter, our gross margin grew by significantly more than 8 p.p., reflecting better commercial execution and lower unit cost, both due to our short-term adjustments to supply. As a result, adjusted EBITDA grew 63% from 2Q18.

In the third quarter, BRF suffered a significant impact on its leverage, mainly due to the depreciation of the U.S. dollar. Net indebtedness amounted to R$16.3 billion, and net leverage, as measured by net-debt-to-adjusted EBITDA ratio over the last 12 months, stood at 6.74x. In addition to the effects from the exchange rate, , which ended 3Q18 at R$4.00, adjusted EBITDA in 3Q17 was also higher than in 3Q18, affecting the LTM accumulated amount. Note that after the conclusion of Brazil's elections, the foreign exchange rate is now back to the level of R$3.70-3.80/US$. If the exchange rate remains at this level at the end of the year, our leverage will decrease. In addition, margin reversals, as reported in 3Q18, should contribute to an increase in the 12-month adjusted EBITDA. These two factors, combined with the sale of assets comprised in our restructuring plan, should bring the Company's leverage to 4.35x by the end of 2018.

As a result of the adjustments to the Company's personnel and governance structures, during the last quarter we revised our organizational structure as well, reducing the number of vice presidents from 14 to 10. We focused our efforts on recruitment processes for vacant positions, seeking a balanced combination of comprehensive knowledge of the industry and proven experience in their respective fields of operation. We now have a complete team of vice presidents. We also hired people at other levels of the Company and organized a meeting between these leaders to strengthen their commitment, discuss our future, and reinforce our commitment to building a more profitable and sustainable business.

With regard to the divestment of assets located in Argentina, Europe and Thailand, the processes are in line with the original schedule. We have already strengthened our contact with potentially interested parties and have started to receive non-binding proposals. As for the disposal of non-operating assets, we held several auctions and negotiated the sale of more than R$210 million of these assets so far. With regard to working capital initiatives, we have reduced the inventory levels of frozen raw materials by approximately 30% compared to June 2018. Working capital management became the Company's highest priority, in order to maintain working capital at the lowest possible level without compromising the business's seasonality. In terms of receivables securitization, we are actively working with the lead managers to structure a credit rights investment fund (FIDC) of R$750 million.

We also concluded our strategic planning process, which will guide us for the next five years. It was an effort of three and a half months, engaging over 100 employees across 15 different teams and evaluating more than 30 strategic approaches and 20 efficiency initiatives. All members of our Board of Directors participated in the process, as well as our executive committee and all of BRF's leaders. We developed a strong and consistent plan, which we believe will guide our operations for the coming years, detailing the fundamentals required for the Company's recovery. Over the next 12 months, we will focus our efforts on reversing the margin contraction trend, pursuing efficient operations and historically high profitability levels in 2020, and surpassing past profitability levels in 2021 and beyond.

We selected the Brazil Segment as the cornerstone of our strategy, strengthening the leadership of our brands and the branches of our distribution network. We will also increase the local production aimed at the Halal Segment, increasing our presence in the region and fostering more business opportunities. With regard to the International Segment, we revised our operational strategy and chose the Asian market as the most appropriate to replicate the model of significant share in final distribution, as the Halal Segment already has.

On October 15, 2018, Brazil's Federal Police issued a final report on investigations of the Trapaça Operation, in which 43 people were charged (14 of which were BRF employees). As a preventive measure and without prior judgment of the people involved, we announced the immediate dismissal of those who were still our employees. At the same time, we remain available to authorities, regulators and clients to provide any clarification deemed necessary. It is in BRF's best interest to clarify any issue under investigation and, above all, correct, improve and reinforce internal controls and compliance practices to strengthen our operations. We will not tolerate any deviation from our fundamental commitments to safety, quality and integrity.

With regard to our operations, we are currently reviewing our processes in detail and following the best management practices available. We will adopt the Good Distribution Practice (GDP) method, advised by consulting firm Falconi. We have identified a number of opportunities to gain efficiency in procurement, industrial and agricultural operation areas through the adoption of the Operational Excellence System - OES, which involves asset management, operational performance, product quality, health and safety, environment and human resources. The integrated planning department will cover the entire commercial strategy and operations, determining the best ways to optimize animal profitability and get the best results. We believe BRF's management system will be one of its strengths and value-creation differentiators that will support the Company's future endeavors.

As for corporate affairs, earlier this week we held an Extraordinary Shareholders' Meeting to approve the revision of our corporate bylaws. In general terms, we have adjusted our bylaws to the Novo Mercado Regulation, including the adoption of a rule determining a maximum tenure of one year for simultaneous occupation of the positions of Chairman of the Board of Directors and Global CEO. We will tirelessly pursue stability of the Company's management and leadership, avoiding disruption and abrupt change in the implementation of our long-term strategy. Moreover, we will call another shareholder meeting, to be held in December 2018, to discuss and vote on the incorporation of SHB, our subsidiary focused on the Halal Segment, into BRF. Our goal is to simplify our corporate structure, expedite decisions, optimize all of our processes, and build a single identity for BRF. We emphasize that this incorporation will have absolutely no impact on the Company's relationship with its own employees, integrated partners, suppliers and clients.

With regard to the recent decision by the Russian government to reopen its market to Brazilian pork meat, we believe that even though BRF has not been included in the preliminary list of establishments approved for export, this news is very positive. One reason is because it paves the way for us to continue negotiating the approval of our plants, and another that it represents a potential contraction in domestic supply, positively impacting prices and, consequently, pork profitability.

We see these initial results as consistent initiatives supported by long-term planning, but we know that BRF's recovery process will require discipline and ongoing commitment to the execution of the announced plans. We rely on a team of highly skilled professionals who are up for this challenge. The engagement and motivation of each of the more than 100,000 employees on this journey have motivated and encouraged us to believe that we will deliver increasingly better and more sustainable results. This is our commitment to all of our shareholders.

Pedro Parente
Global Chief Executive Officer

Lorival Nogueira Luz Jr.
Global Chief Operating Officer

3Q18 RESULTS

For 2018, in compliance with international accounting norm IAS 29, the Company has adjusted its accounting policies to consider its businesses in Argentina as a Hyperinflationary Economy. Impacts on previous years were not restated, as determined by the international accounting rules. The Income Statement with the respective adjustments can be found on page 28 of this report.

Adjusted EBITDA

EBITDA - R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
EBITDA	**415**	**1,074**	**(61.3%)**	**(301)**	**n.m.**
EBITDA Margin (%)	*4.7%*	*12.3%*	*(7.6) p.p.*	*(3.7%)*	*8.5 p.p.*
Impacts of Carne Fraca/Trapaça operations	102	0	n.m.	288	(64.5%)
Debt designed as Hedge Accounting	0	13	n.m.	185	n.m.
Corporate Restructuring	47	0	n.m.	144	(67.3%)
Impacts of Trucker Strike	10	0	n.m.	75	(86.5%)
Tax recoveries	(4)	(142)	(97.0%)	(19)	(78.3%)
Non controlling shareholders	13	(8)	n.m.	(13)	n.m.
Costs on business diposed	4	1	162.3%	0	n.m.
Hiperinflation	16	0	n.m.	13	31.2%
EBITDA Adjusted	**604**	**939**	**(35.7%)**	**371**	**63.0%**
EBITDA Adjusted Margin (%)	***6.9%***	***10.8%***	***(3.9) p.p.***	***4.6%***	***2.3 p.p.***

The Company sets forth below the reconciliation of EBITDA to Adjusted EBITDA, pursuant to CVM Instruction 527/2012, and the nature of the reconciliation items:

The Company took into account the effect of the following items in the calculation of Adjusted EBITDA:

Carne Fraca/Trapaça Operations: (i) amounts directly attributable to these operations, including R$8 million in expenses with legal fees and advisory services; (ii) R$49 million in idle costs in the plant structure; (iii) R$ 29 million in provision for inventory losses; and (iv) R$15 million in indemnification payable to integrated partners.

Debt designated as Hedge Accounting: Debt designated as Hedge Accounting refers to the effects regarding the hedge accounting of export debts (designated when contracted). The Company recorded no impacts in 3Q18, but may observe non-cash impacts reported in Gross Revenue, as the case may be, in future years, according to the maturity of the designated debts.

Corporate restructuring: These costs include contractual termination costs, damages payable to integrated partners, inventory losses, increase in idleness, and expenses with advisory services. In 3Q18, idle costs totaled R$20 million, inventory losses R$15 million and indemnifications R$12 million.

Truck drivers' strike: The impacts of the truck drivers' strike primarily include additional expenses with logistics, increase in production and fleet idleness, and inventory losses.

Tax recoveries: Include mainly gains from recoveries resulting from changes in tax positioning.

Non-controlling shareholders: The amount corresponding to minority shareholders was excluded from the net result of the entities in which they hold equity interest.

Non-cash items: Non-cash items include fair value adjustments to meet accounting rules in effect. However, these adjustments do not contribute to the Company's cash generation.

Sale of businesses: Adjustment to the sale price of the dairy segment when the amounts held in the escrow account were partially released, including the cost of termination of the agreement bound to the assets under the Performance Commitment Term (Termo de Compromisso de Desempenho – TCD), among others.

Hyperinflation: in 3Q18, the Company adopted IAS 29 – Hyperinflationary Economies, under which all Argentinean companies begin reporting their balance sheets in Inflationary Argentine Pesos. The adjustments reported in shareholders' equity since 1/1/2018 have no cash effect. Since BRF (parent company) is headquartered in a country with a non-Hyperinflationary economy, adoption adjustments only apply to fiscal year 2018, with no need for readjustment of previous years, as detailed in item 3.3 of the Notes.

3Q18 RESULTS

Key Financial Indicators

Results - R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
Volume (Thousand Tons)	1,251	1,286	(2.7%)	1,216	2.9%
Net Revenues	**8,767**	**8,732**	**0.4%**	**8,067**	**8.7%**
Gross Profit	**1,402**	**1,907**	**(26.5%)**	**628**	**123.2%**
Gross Margin (%)	*16.0%*	*21.8%*	*(5.8) p.p.*	*7.8%*	*8.2 p.p.*
EBIT	**(87)**	**559**	**n.m.**	**(803)**	**(89.1%)**
EBIT Margin (%)	*(1.0%)*	*6.4%*	*(7.4) p.p.*	*(9.9%)*	*9.0 p.p.*
EBITDA Adjusted	**604**	**939**	**(35.7%)**	**371**	**63.0%**
EBITDA Adjusted Margin (%)	*6.9%*	*10.8%*	*(3.9) p.p.*	*4.6%*	*2.3 p.p.*
EBITDA	**415**	**1,074**	**(61.3%)**	**(301)**	**(237.9%)**
EBITDA Margin (%)	*4.7%*	*12.3%*	*(7.6) p.p.*	*(3.7%)*	*8.5 p.p.*
Net Income	**(812)**	**138**	**n.m.**	**(1,466)**	**(44.6%)**
Net Margin (%)	*(9.3%)*	*1.6%*	*(10.8) p.p.*	*(18.2%)*	*8.9 p.p.*
Earnings per share[1]	(1.00)	0.17	(690.4%)	(1.81)	(44.6%)

[1]Consolidated Earnings per Share (in R$), excluding Treasury Shares.

Highlights of the Quarter and Subsequent Events

- Approval of the changes made to the Corporate Bylaws at the Extraordinary Shareholders' Meeting, in compliance with the Novo Mercado Regulation and the recommendations of the Brazilian Corporate Governance Code.

- Possible call notice to an Extraordinary Shareholders' Meeting to be held in December, to discuss and vote on the incorporation of SHB, our subsidiary focusing on the Halal Segment.

- Mr. Neil Peixoto was hired for the position of Vice President of Quality, R&D and Sustainability, Mr. Rubens Pereira for the position of Vice President of Strategy, Management and Innovation, Mr. Leonardo Dallorto was promoted to the position of Vice President of Integrated Planning and Logistics, and Mr. Elcio Ito was elected Chief Financial and Investor Relations Officer. As such, all executive officer positions of BRF are now occupied.

- Conclusion and Disclosure of the Strategic Plan for the next 5 years, at an event held in São Paulo and New York (BRF Day). The Plan establishes a commitment to the Company's strategic repositioning, aiming to generate consistent and sustainable results in the medium and long term.

- Launch of the lactose-free Qualy Light, the first lactose-free margarine in Brazil, recommended for anyone who is looking for light food with less calories, as well as people who are lactose intolerant.

- BRF received an international certification of animal welfare, the PAACO (Professional Animal Auditor Certification Organization) seal, which adds to the other eight certifications received by the Company attesting to its good practices.

INDUSTRY SCENARIO AND DYNAMICS

Grains

In the third quarter of 2018, grain prices remained high. Corn prices[1], which stood at an average of R$35/bag in the quarter, were 42.9% higher than in 3Q17, mainly due to a decrease in local supply and higher exports in the period, as a result of the exchange depreciation. Soybean prices continued to be influenced by the commercial dispute between the U.S. and China, boosting demand for Brazilian soybeans. As a result, the average price of soy meal[1] in the quarter was R$1,347/ton, up 44.4% from 3Q17.


Corn Price
Price
Average
BRL/bag
60
50
40
30
20
Mar-15
Jul-15
Nov-15
Mar-16
Jul-16
Nov-16
Mar-17
Jul-17
Nov-17
Mar-18
Jul-18


Soybean Meal Price
Price
Average
BRL/ton
1.600
1.400
1.200
1.000
800
Mar-15
Jul-15
Nov-15
Mar-16
Jul-16
Nov-16
Mar-17
Jul-17
Nov-17
Mar-18
Jul-18

Source: Bloomberg

[1] The following markets were considered to calculate corn prices: Cascavel, Chapecó and Rio Verde; and soy meal: Chapecó, Paraná, Triângulo Mineiro and Rondonópolis.

Chicken

The average price of whole chicken reached R$3.95/kg in 3Q18, an increase of approximately 10% from both last year and last quarter, according to CEPEA/ESALQ data. This price increase is related to supply adjustments made by some industry players due to the high cost of grains and non-recurring events in the second quarter, such as the removal of plants from the list of establishments approved for export to the European Union and the truck drivers' strike. In the export market, export volume increased (+0.9% y-o-y) and prices in Brazilian real were higher (+18.7% y-o-y), positively impacted by the exchange depreciation, according to data from the Foreign Trade Department (SECEX). As a result, the producer's profitability margin recovered at the end of the quarter, though was still below historical averages.


Whole Chicken Cepea/Esalq
BRL/kg
4,7
4,2
3,7
3,2
2,7
2,2
Jan-16
Apr-16
Jul-16
Oct-16
Jan-17
Apr-17
Jul-17
Oct-17
Jan-18
Apr-18
Jul-18


Chicken Price/Feed Cost
9,0
8,0
7,0
6,0
5,0
4,0
Jun-15
Sep-15
Dec-15
Mar-16
Jun-16
Sep-16
Dec-16
Mar-17
Jun-17
Sep-17
Dec-17
Mar-18
Jun-18
Sep-18
Chicken Price/Feed Cost
Average

Source: SECEX, CEPEA/ESALQ and Bloomberg

3Q18 CONSOLIDATED RESULT

Net Operating Revenues (NOR)

Volumes - Thousand Tons	3Q18	3Q17	Var y/y	2Q18	Var q/q
Poultry (In Natura)	561	566	(0.9%)	582	(3.6%)
Pork and Others (In Natura)	77	89	(13.4%)	70	11.0%
Processed foods	538	539	(0.2%)	497	8.3%
Others Sales	74	91	(18.2%)	67	11.4%
Total	**1,251**	**1,286**	**(2.7%)**	**1,216**	**2.9%**
NOR (R$ Million)	**8,767**	**8,732**	**0.4%**	**8,067**	**8.7%**
Average Price (NOR)	7.01	6.79	3.2%	6.64	5.6%

The Company's consolidated NOR amounted to R$8.8 billion in 3Q18, up 0.4% y-o-y. This increase was due to (i) better sales performance in the Brazil Segment, with growth in volume (+5.5%) and average prices (+4.0%); and (ii) strong performance in the Halal Segment, due to the ongoing recovery of prices denominated in U.S. dollars. On the other hand, the International Segment faced a very challenging scenario in the quarter, due to (i) the removal of BRF plants from the list of establishments approved for export to the European Union; (ii) anti-dumping fees temporarily applied by China; (iii) persistently high inventory levels in Japan, impacting prices; and (iv) continued closure of the Russian market to the Brazilian protein industry.

Considering quarterly evolution, NOR grew by 8.7%. This increase reflects the higher volumes sold in the Brazil (5.6%) and International (1.5%) Segments, combined with the growth of 5.6% in average price, which benefited from the transfer of prices in the Brazil and Halal Segments, as well as the better sales mix between in natura and processed products.

Cost of Sales

COGS - R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
Cost of Goods Sold	**(7,365)**	**(6,825)**	**7.9%**	**(7,439)**	**(1.0%)**
R$/Kg	*5.89*	*5.31*	*10.9%*	*6.12*	*(3.8%)*

Cost of sales increased by 7.9% y-o-y, due to the higher prices of corn and soy meal in the period, up 42.9% and 44.4%, respectively. Furthermore, other non-recurring factors also had a negative impact on cost of sales, including: (i) R$102 million related to the Trapaça Operation; (ii) R$47 million originating from the Operational and Financial Restructuring Plan; and (iii) R$10 million resulting from the truck drivers' strike.

On a quarterly basis, COGS/kg decreased by 3.8%, mainly due to decreased non-recurring events recorded in the period.

Gross Profit

Gross Profit - R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
Gross Profit	**1,402**	**1,907**	**(26.5%)**	**628**	**123.2%**
Gross Margin (%)	*16.0%*	*21.8%*	*(5.8) p.p.*	*7.8%*	*8.2 p.p.*

Gross Margin stood at 16.0% in 3Q18, a decrease of 5.8 p.p. from the year-ago period, due to the challenges faced in export markets, the higher volume of in natura products in Brazil and the higher costs of grains, as mentioned above. Note that Gross Margin improved by 8.2 p.p. from 2Q18, due to the combination of an increase of 5.6% q-o-q in average price and a decrease of 3.8% q-o-q in unit price.

Operating Expenses

Operating Expenses - R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
Selling Expenses	(1,223)	(1,172)	4.4%	(1,229)	(0.5%)
% of the NOR	*(13.9%)*	*(13.4%)*	*(0.5) p.p.*	*(15.2%)*	*1.3 p.p.*
General and Administrative Expenses	(174)	(147)	18.3%	(155)	12.0%
% of the NOR	*(2.0%)*	*(1.7%)*	*(0.3) p.p.*	*(1.9%)*	*(0.1) p.p.*
Operating Expenses	**(1,397)**	**(1,319)**	**5.9%**	**(1,384)**	**0.9%**
% of the NOR	*(15.9%)*	*(15.1%)*	*(0.8) p.p.*	*(17.2%)*	*1.2 p.p.*

Selling expenses increased by 4.4% from the year-ago period. This increase is the result of higher logistics expenses, originating from higher volumes sold and expansion of the logistics network. General and administrative expenses increased by 18.3% in the annual comparison, as a result of the inflation pass-through in the period in Brazil and the exchange rate variation in operations abroad.

The Company's SG&A LTM as a % of NOR reached 16.4% in 3Q18, mainly due to exchange variation in operations abroad.


SG&A LTM - % NOR
16.5%
16.3%
16.1%
15.9%
15.7%
15.5%
1Q15
2Q15
3Q15
4Q15
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18
16.1%
16.0%
16.3%
16.5%
16.4%
16.4%
16.4%
16.4%
16.2%
16.1%
15.8%
15.9%
15.8%
16.2%
16.4%
Average: 16.2%
% NOR
Average

Other Operating Results

Other Operating Results - R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
Other Operating Income	1	142	(99.6%)	48	(98.9%)
Other Operating Expenses	(99)	(175)	(43.3%)	(99)	0.2%
Other Operating Results	**(99)**	**(33)**	**200.4%**	**(50)**	**95.6%**
% of the NOR	*(1.1%)*	*(0.4%)*	*(0.7) p.p.*	*(0.6%)*	*(0.5) p.p.*

In 3Q18, "Other Operating Results" totaled a net expense of R$99 million, mainly due to: (i) recognition of provisions for civil and labor risks; and (ii) write-offs of property, plants and equipment. Compared to the year-ago period, the increase was R$65.7 million, mainly due to the positive impact of the adhesion to the PERT taxing regime during 3Q17.

Compared to 2Q18, "Other Operating Results" increased by R$49 million in 3Q18, mainly due to the recovery of untimely taxes during 2Q18.

Adjusted EBITDA

EBITDA - R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
Consolidated Net Income	**(812)**	**138**	**n.m.**	**(1,466)**	**(44.6%)**
Income Tax and Social Contribution	218	70	209.6%	19	n.m.
Net Financial	507	351	44.6%	644	(21.2%)
Depreciation and Amortization	488	515	n.m.	490	(0.5%)
Hyperinflation	15	0	n.m.	11	n.m.
EBITDA	415	1,074	(61.3%)	(301)	n.m.
EBITDA Margin (%)	*4.7%*	*12.3%*	*(7.6) p.p.*	*(3.7%)*	*8.5 p.p.*
Impacts of Carne Fraca/Trapaça operations	102	0	n.m.	288	(64.5%)
Debt designed as Hedge Accounting	0	13	n.m.	185	n.m.
Corporate Restructuring	47	0	n.m.	144	(67.3%)
Impacts of Trucker Strike	10	0	n.m.	75	(86.5%)
Tax recoveries	(4)	(142)	(97.0%)	(19)	(78.3%)
Non controlling shareholders	13	(8)	n.m.	(13)	n.m.
Items with no cash effect	0	0	n.m.	0	n.m.
Costs on business diposed	4	1	162.3%	0	n.m.
Others	16	0	n.m.	13	31.2%
EBITDA Adjusted	**604**	**939**	**(35.7%)**	**371**	**63.0%**
EBITDA Adjusted Margin (%)	***6.9%***	***10.8%***	***(3.9) p.p.***	***4.6%***	***2.3 p.p.***

In 3Q18, Adjusted EBITDA totaled R$604 million, representing a 35.7% decrease y-o-y. Adjusted EBITDA margin was 6.9%, representing a 3.9 p.p. decrease y-o-y. This result was primarily due to: (i) the decrease in gross margin, mainly as a result of the increase in grain prices in 3Q18 vs. 3Q17; and (ii) higher SG&A expenses. Compared to the previous quarter, Adjusted EBITDA grew 63.0%, reflecting the better sales performance in the period originating from a slight reduction in unit cost.

Note that Adjusted EBITDA does not contemplate any impact from Argentina's Hyperinflationary economy, since these adjustments have no cash effect.

Operating Result (EBIT)

EBIT - R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
Gross Profit	1,402	1,907	(26.5%)	628	123.2%
Operating Expenses	(1,397)	(1,318)	6.0%	(1,384)	0.9%
Other Operating Results	(99)	(34)	191.5%	(50)	95.6%
Equity Income	5	3	77.4%	3	62.3%
EBIT	**(87)**	**559**	**n.m.**	**(803)**	**n.m.**
EBIT Margin (%)	*(1.0%)*	*6.4%*	*(7.4) p.p.*	*(9.9%)*	*9.0 p.p.*

EBIT amounted to (R$87) million in 3Q18, primarily reflecting the lower gross profit, the impacts of non-recurring events and the increase in grain prices.

When compared to 2Q18, EBIT grew R$715 million, mostly reflecting better operational performance mainly due to decreased non-recurring events recorded in the period.

Financial Result

Financial Results R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
Financial Income	588	893	(34.2%)	1,146	(48.7%)
Financial Expenses	(1,095)	(1,243)	(11.9%)	(1,790)	(38.8%)
Net Financial Result	**(507)**	**(351)**	**44.6%**	**(644)**	**(21.2%)**

Net Financial Result totaled R$507 million in 3Q18. The main components were grouped into the following categories:

(i) **Net interest expense, related to debt and cash**, of R$324 million in 3Q18, slightly higher (R$23 million) than last quarter's result, mainly due to the increase in average net indebtedness in the period. Compared to the same period of 2017, net interest variation was very low, since the decrease in Brazil's reference interest rate (CDI) offset the high average indebtedness in the period.

(ii) **Adjustment to present value (AVP)** totaled an expense of R$81 million. AVP segregates the portion of financial income (expenses) of the business structure of customers/suppliers. This amount is offset in the operating result.

(iii) **Expenses with interest and/or monetary restatement on rights, obligations and taxes, among others,** totaled R$106 million in 3Q18, down R$3 million from the previous quarter. In the same period last year, non-recurring gains from the PERT taxing regime ("PERT") of R$150 million were recorded under this item.

(iv) **Exchange rate variation and others** totaled an expense of R$190 million, reflecting the impact of the exchange rate on the Company's balance sheets denominated in foreign currency. The quarter's result mainly comprises (i) exchange variation on assets and liabilities denominated in foreign currency of negative R$142 million; (ii) exchange variation of negative R$103 million, related to the disqualification of impairment test of debt designated as hedge accounting in 2011, which matured this quarter; (iii) the mark-to-market of a Total Return Swap derivative instrument, which had a positive effect in the amount of R$27 million, in addition to other impacts related to the fair value of derivatives;

(v) **Recognition as provided in IAS 29 - "Hyperinflationary Economies"**, detailed in item 3.3 of the Notes, had a positive impact on Financial Result of R$194 million in 3Q18 and R$412 million in the first nine months.

Net Income (Loss)

Net Income (Loss) - R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
Consolidated Net Income	**(812)**	**138**	**(690.5%)**	**(1,466)**	**(44.6%)**
Net Margin (%)	*(9.3%)*	*1.6%*	*(10.8) p.p.*	*(18.2%)*	*8.9 p.p.*
Earnings per share[1]	*(1.00)*	*0.17*	*(690.5%)*	*(1.80)*	*(44.6%)*

The Company posted a net loss of R$812 million in 3Q18. In addition to the operating performance, which was pressured by the increase in the price of grains and higher sales expenses, other factors affected the result, including: (i) non-recurring expenses of R$189 million related to the Trapaça/Carne Fraca Operations, the truck drivers' strike, corporate restructuring, among others; (ii) exchange variation on debt (including hedge accounting) and mark-to-market of the Total Return Swap derivative instrument in the amount of R$218 million, as detailed above in Financial Result; (iii) impact from the effects of Hyperinflation on investments in Argentina and R$176 million in provision for deferred income tax losses on the tax loss of subsidiary SHB. The subsidiary SHB should be reincorporated to its parent company on December 31, 2018, after approval by the shareholders at the Extraordinary Shareholders' Meeting to be called for December, 2018. This transaction aims at simplifying and optimizing BRF's corporate, operational and tax structure.

PERFORMANCE BY SEGMENT

Results by Segment 3Q18	Total	Brazil	Halal Segment	International Segment	Souther Cone Segment	Other Segments	Corporate
Volume (Thousand Tons)	1,251	568	280	264	60	78	-
NOR (R$, Million)	**8,767**	**4,121**	**2,208**	**1,784**	**404**	**250**	**0**
Average Price NOR - R$	*7.01*	*7.25*	*7.88*	*6.75*	*6.75*	*3.19*	-
Gross Profit (R$, Million)	**1,402**	**870**	**565**	**74**	**27**	**17**	**(151)**
Gross Margin (%)	*16.0%*	*21.1%*	*25.6%*	*4.2%*	*6.8%*	*6.9%*	-
EBIT (R$, Million)	**(87)**	**140**	**188**	**(148)**	**(33)**	**(9)**	**(225)**
EBIT Margin (%)	*(1.0%)*	*3.4%*	*8.5%*	*(8.3%)*	*(8.2%)*	*(3.5%)*	-
EBITDA Adjusted (R$, Million)	**604**	**398**	**302**	**(36)**	**10**	**(4)**	**(66)**
EBITDA Adjusted Margin (%)	*6.9%*	*9.7%*	*13.7%*	*(2.0%)*	*2.5%*	*(1.6%)*	-
EBITDA (R$, Million)	**415**	**398**	**293**	**(45)**	**(2)**	**(4)**	**(225)**
EBITDA Margin (%)	*4.7%*	*9.7%*	*13.3%*	*(2.5%)*	*(0.6%)*	*(1.6%)*	-

BRAZIL SEGMENT

Brazil Segment	3Q18	3Q17	Var y/y	2Q18	Var q/q
Volume (Thousand Tons)	**568**	**539**	**5.5%**	**538**	**5.6%**
Poultry (In Natura)	130	117	11.4%	133	(2.7%)
Pork and Others (In Natura)	30	28	6.7%	29	5.1%
Processed foods	409	394	3.7%	376	8.6%
Net Operating Revenues (R$, Million)	**4,121**	**3,757**	**9.7%**	**3,683**	**11.9%**
Average price (R$/Kg)	*7.25*	*6.97*	*4.0%*	*6.84*	*5.9%*
Gross Profit (R$, Million)	**870**	**953**	**(8.7%)**	**660**	**31.8%**
Gross Margin (%)	*21.1%*	*25.4%*	*(4.3) p.p.*	*17.9%*	*3.2 p.p.*
EBIT (R$, Million)	**140**	**261**	**(46.3%)**	**(56)**	**n.m.**
EBIT Margin (%)	*3.4%*	*7.0%*	*(3.6) p.p.*	*(1.5%)*	*4.9 p.p.*
EBITDA Adjusted (R$, Million)	**398**	**512**	**(22.2%)**	**183**	**117.9%**
EBITDA Adjusted Margin (%)	*9.7%*	*13.6%*	*(4.0) p.p.*	*5.0%*	*4.7 p.p.*
EBITDA (R$, Million)	**398**	**519**	**(23.3%)**	**198**	**100.6%**
EBITDA Margin (%)	*9.7%*	*13.8%*	*(4.2) p.p.*	*5.4%*	*4.3 p.p.*

3Q18 vs. 3Q17

3Q18 was marked by a significant improvement in Net Revenue in the Brazil Segment, deriving from the increase in prices and volumes. Net Revenue increased by 9.7% from the year-ago period, and average prices dropped 4.0% y-o-y, as a result of the price transfer strategy to make the operation profitable and to offset the increase in costs. Volume sold amounted to 568,000 tons (+5.5% y-o-y), the highlight being the in natura poultry category, which grew 11.4% in the period, and processed products which grew 3.7%.

Average unit cost increased by 9.9% y-o-y due to higher price of grains, change in the production mix (in which in natura products accounted for a larger share) and greater difficulty in diluting fixed costs due to production idleness. As a result, gross margin decreased by 4.3 p.p. y-o-y in 3Q18.

Operating expenses as a % of NOR decreased by 0.7 p.p. y-o-y, due to the higher dilution of expenses in the period.

As a result, Adjusted EBITDA in 3Q18 came to R$398 million, with margin of 9.7%, down 4.0 p.p. from the previous year, where the increase in prices and volumes (with lower value added) was not enough to offset the increase in costs and expenses.

3Q18 vs. 2Q18

The combination of the increase of 5.9% q-o-q in average prices and the increase of 5.6% in volume sold resulted in an increase of 11.9% in Net Revenue for the Brazil Segment in the period. The category of processed products had the highest increase in volume at 8.6% q-o-q.

As such, gross margin expanded by 3.2 p.p. due to a mix with higher value added, as well as price repositioning.

Operating expenses as a % of NOR improved by 1.7 p.p. q-o-q, due to lower investments in marketing in the quarter, since we had major campaigns in 2Q18 for all of our brands. Consequently, Adjusted EBITDA grew 4.7 p.p. compared to 2Q18, due to the price increase linked to higher volumes sold (with a portfolio of higher value added).

Market Share


Frozen
48.7%
47.0%
48.0%
49.8%
49.4%
50.1%
47.4%
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18


Cold Cuts
51.6%
51.3%
50.7%
50.4%
50.4%
51.0%
48.9%
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18


Margarines
57.7%
59.1%
59.9%
60.2%
59.1%
58.9%
58.9%
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18


Filled
34.7%
38.0%
39.0%
39.6%
37.9%
39.9%
39.8%
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18

Source: Nielsen Bimonthly Retail – Margarines and Frozen (Aug/Sep reading); Filled and Cold Cuts (Jul/Aug reading).

Total Market Share


Total BRF
44.6%
45.9%
46.5%
46.7%
45.7%
46.8%
45.8%
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18

Source: Nielsen

In 3Q18, the Company reached 45.8% of consolidated market share, a contraction of 0.7 p.p. y-o-y. This contraction is linked to the price transfer carried out at the end of the second half, with the purpose of making the operation profitable, whereas smaller competitors did not follow the same strategy and managed to expand their respective market shares.

A positive highlight was the category of Filled products, which gained 0.8 p.p. y-o-y, positively impacted by the Kidelli brand, which has a current market share of 0.7%. The Margarines category had a 1.1 p.p. decrease y-o-y in market share, remaining virtually stable over the last three quarters, responding well to the price strategy adopted in the category since January.

The Frozen Products and Cold Cuts categories struggled the most with the price repositioning, contracting by 0.6 p.p. y-o-y and 1.8 p.p. y-o-y, respectively.

HALAL SEGMENT

Halal Segment	3Q18	3Q17	Var y/y	2Q18	Var q/q
Volume (Thousand Tons)	**280**	**305**	**(8.3%)**	**295**	**(4.9%)**
Poultry (In Natura)	241	273	(11.7%)	258	(6.6%)
Others (In Natura)	1	0	58.8%	0	61.3%
Processed foods	39	32	19.0%	36	6.3%
Net Operating Revenues (R$, Million)	**2,208**	**1,932**	**14.3%**	**2,104**	**5.0%**
Average price (R$/Kg)	*7.88*	*6.33*	*24.6%*	*7.14*	*10.4%*
Gross Profit (R$, Million)	**565**	**417**	**35.3%**	**344**	**64.4%**
Gross Margin (%)	*25.6%*	*21.6%*	*4.0 p.p.*	*16.3%*	*9.2 p.p.*
EBIT (R$, Million)	**188**	**66**	**183.4%**	**(6)**	**n.m.**
EBIT Margin (%)	*8.5%*	*3.4%*	*5.1 p.p.*	*(0.3%)*	*8.8 p.p.*
EBITDA Adjusted (R$, Million)	**302**	**172**	**75.3%**	**186**	**62.5%**
EBITDA Adjusted Margin (%)	*13.7%*	*8.9%*	*4.8 p.p.*	*8.8%*	*4.8 p.p.*
EBITDA (R$, Million)	**293**	**167**	**75.9%**	**107**	**175.1%**
EBITDA Margin (%)	*13.3%*	*8.6%*	*4.7 p.p.*	*5.1%*	*8.2 p.p.*
Volume CFR* (Thousand Tons)	**115**	**131**	**(12.2%)**	**110**	**4.2%**
% in total volume	*41.1%*	*42.9%*	*(1.8) p.p.*	*37.5%*	*3.6 p.p.*

*Direct Export

3Q18 vs. 3Q17

NOR in the Halal Segment amounted to R$2.2 billion in 3Q18 (+14.3% y-o-y), driven by the price increase in the Gulf region, especially Saudi Arabia, resulting from the improved balance of supply and demand in the region and the prohibition regarding the shipment of stunned chicken.

In addition to the improved price realization, the initiatives focusing on improving the region's profitability, such as allocating volumes in more profitable channels, reducing expenses, having a mix of higher value added and favorable seasonality in Turkey, with plants operating at full capacity, were important to fully offset the increase in grain costs. As a result, Adjusted EBITDA of the Halal Segment stood at R$302 million in 3Q18, with Adjusted EBITDA margin of 13.7% (+4.8 p.p. y-o-y), its best performance since 2016.

Market share increased by 1.9 p.p. y-o-y in the quarter in Gulf countries. Consequently, total market share reached 42.0% in 3Q18, demonstrating comprehensive leadership in the market. Market share by category is as follows, according to Nielsen: (i) griller, 50.1% (+1.2 p.p. y-o-y); (ii) chicken cuts, 61.9% (+1.9 p.p. y-o-y); and (iii) processed products, 23.3% (+3.2 p.p. y-o-y).

3Q18 vs. 2Q18

The trend of better price realization was also seen in the quarterly comparison, the highlight being the operations in Turkey, where the Company's management managed to maintain competitive prices, despite the depreciation of the Turkish lira. Net Revenue grew by 5.0% q-o-q. The highlight was the increase in Adjusted EBITDA of 62.5% in the quarter, and the 4.8 p.p. increase in Adjusted EBITDA margin, despite the loss of 1.6 p.p. q-o-q in market share, due to a price increase in the period.

INTERNATIONAL SEGMENT

International Segment	3Q18	3Q17	Var y/y	2Q18	Var q/q
Volume (Thousand Tons)	**264**	**319**	**(17.3%)**	**260**	**1.5%**
Poultry (In Natura)	181	167	7.9%	180	0.4%
Pork and Others (In Natura)	31	49	(36.6%)	28	10.0%
Processed foods	48	73	(34.7%)	47	1.3%
Others Sales	5	30	(83.5%)	5	(5.7%)
Net Operating Revenues (R$, Million)	**1,784**	**2,274**	**(21.6%)**	**1,643**	**8.6%**
Average price (R$/Kg)	*6.75*	*7.12*	*(5.2%)*	*6.31*	*7.0%*
Gross Profit (R$, Million)	**74**	**438**	**(83.1%)**	**12**	**522.7%**
Gross Margin (%)	*4.2%*	*19.3%*	*(15.1) p.p.*	*0.7%*	*3.4 p.p.*
EBIT (R$, Million)	**(148)**	**195**	**n.m.**	**(191)**	**(22.3%)**
EBIT Margin (%)	*(8.3%)*	*8.6%*	*(16.9) p.p.*	*(11.6%)*	*3.3 p.p.*
EBITDA Adjusted (R$, Million)	**(36)**	**332**	**n.m.**	**3**	**n.m.**
EBITDA Adjusted Margin (%)	*(2.0%)*	*14.6%*	*(16.6) p.p.*	*0.2%*	*(2.2) p.p.*
EBITDA (R$, Million)	**(45)**	**332**	**n.m.**	**(91)**	**(50.7%)**
EBITDA Margin (%)	*(2.5%)*	*14.6%*	*(17.1) p.p.*	*(5.5%)*	*3.0 p.p.*
Volume CFR* (Thousand Tons)	**209**	**247**	**(15.4%)**	**204**	**2.1%**
% in total volume	*79.1%*	*77.3%*	*1.8 p.p.*	*78.6%*	*0.5 p.p.*

*Direct export

3Q18 vs. 3Q17

In 3Q18, Net Revenue amounted to R$1.8 billion, a decrease of 21.6% y-o-y, reflecting lower volumes and prices. In the quarter, we reported a decrease of 17.3% y-o-y in volumes sold and 5.2% y-o-y in average prices, reflecting: (i) volume restrictions in Europe and Russia; (ii) challenging commercial dynamics in the Japanese market, due to excess supply; (iii) temporary anti-dumping measures imposed by China; and (iv) saturation of the Hong Kong market. In addition, the increase in cost of grains consumed all restructuring savings. As such, Adjusted EBITDA was a negative R$36 million in 3Q18, with negative margin of 2.0%.

3Q18 vs. 2Q18

In the quarterly comparison, NOR grew 8.6% q-o-q, due to: (i) the price increase in Europe, given the lower supply of local products; (ii) higher volumes sold in Africa, due to portfolio expansion and volume optimization between regions; (iii) recovery of domestic prices in Thailand; and (iv) lower impact of operating hedge in 3Q18.

The main highlights of the sub-regions are as follows:

1) ASIA

Asia	3Q18	3Q17	Var y/y	2Q18	Var q/q
Volume (Thousand Tons)	**165**	**170**	**(3.1%)**	**172**	**(4.0%)**
Poultry (In Natura)	131	117	11.4%	138	(5.2%)
Pork and Others (In Natura)	22	15	43.8%	22	(0.3%)
Processed foods	7	7	(4.7%)	6	10.0%
Others Sales	5	30	(83.5%)	5	(5.7%)
Net Operating Revenues (R$, Million)	**964**	**1,079**	**(10.7%)**	**934**	**3.2%**
Average price (R$/Kg)	*5.85*	*6.34*	*(7.8%)*	*5.44*	*7.5%*
Gross Profit (R$, Million)	**(8)**	**254**	**n.m.**	**(16)**	**n.m.**
Gross Margin (%)	*(0.8%)*	*23.5%*	*(24.3) p.p.*	*(1.7%)*	*0.9 p.p.*
EBIT (R$, Million)	**(107)**	**154**	**n.m.**	**(106)**	**n.m.**
EBIT Margin (%)	*(11.1%)*	*14.2%*	*(25.4) p.p.*	*(11.4%)*	*0.2 p.p.*
EBITDA Adjusted (R$, Million)	**(28)**	**213**	**(112.9%)**	**10**	**(382.9%)**
EBITDA Adjusted Margin (%)	*(2.9%)*	*19.8%*	*(22.7) p.p.*	*1.0%*	*(3.9) p.p.*
EBITDA (R$, Million)	**(38)**	**218**	**n.m.**	**(43)**	**(10.3%)**
EBITDA Margin (%)	*(4.0%)*	*20.2%*	*(24.2) p.p.*	*(4.6%)*	*0.6 p.p.*
Volume CFR* (Thousand Tons)	**144**	**150**	**(4.5%)**	**149**	**(3.7%)**
% in total volume	*87.1%*	*88.4%*	*(1.2) p.p.*	*86.8%*	*0.3 p.p.*

*Direct Export

3Q18 vs. 3Q17

In 3Q18, NOR decreased by 10.7% y-o-y in **Asia**, influenced by: (i) anti-dumping measures imposed by the Chinese government on Brazilian chicken exports; (ii) saturation of the Hong Kong market due to absorption of pork volumes previously exported to Russia; (iii) challenging commercial dynamics in Japan, given the excess supply generated by Brazilian producers seeking immediate gains from the attractive exchange rate in 3Q18. On the other hand, positive highlights included the shipment of the first containers of pork cuts sold to South Korea, higher volumes in Southeast Asia, and stronger performance of the Singapore joint venture. In addition, the increase in grain prices pressured the markets' profitability, contributing to a negative Adjusted EBITDA of R$28 million at the end of the quarter.

3Q18 vs. 2Q18

In the quarterly comparison, NOR grew 3.2% q-o-q, as a result of the higher prices in South Korea and Singapore, given the lower volume shipped in 2Q18 due to the truck drivers' strike. However, these gains were partially offset by anti-dumping measures imposed by the Chinese government that started in June of this year, as well as the cost increase resulting from higher prices of grains.

2) EUROPE/EURASIA

Europa/Eurásia	3Q18	3Q17	Var y/y	2Q18	Var q/q
Volume (Thousand Tons)	**37**	**96**	**(61.4%)**	**36**	**4.0%**
Poultry (In Natura)	8	17	(51.0%)	5	79.4%
Pork and Others (In Natura)	1	28	(97.0%)	0	227.2%
Processed foods	28	51	(45.7%)	31	(9.3%)
Net Operating Revenues (R$, Million)	**528**	**960**	**(45.1%)**	**471**	**12.0%**
Average price (R$/Kg)	*14.18*	*9.97*	*42.2%*	*13.16*	*7.7%*
Gross Profit (R$, Million)	**79**	**137**	**(42.8%)**	**27**	**188.8%**
Gross Margin (%)	*14.9%*	*14.3%*	*0.6 p.p.*	*5.8%*	*9.1 p.p.*
EBIT (R$, Million)	**(7)**	**31**	**(122.5%)**	**(54)**	**(87.2%)**
EBIT Margin (%)	*(1.3%)*	*3.2%*	*(4.5) p.p.*	*(11.5%)*	*10.2 p.p.*
EBITDA Adjusted (R$, Million)	**11**	**95**	**(88.5%)**	**(8)**	**n.m.**
EBITDA Adjusted Margin (%)	*2.1%*	*9.9%*	*(7.8) p.p.*	*(1.6%)*	*3.7 p.p.*
EBITDA (R$, Million)	**13**	**91**	**(85.8%)**	**(33)**	**n.m.**
EBITDA Margin (%)	*2.4%*	*9.4%*	*(7.0) p.p.*	*(7.0%)*	*9.4 p.p.*
Volume CFR* (Thousand Tons)	**3**	**44**	**(92.8%)**	**3**	**19.2%**
% in total volume	*8.4%*	*45.3%*	*(36.9) p.p.*	*7.3%*	*1.1 p.p.*

*Direct Export

3Q18 vs. 3Q17

NOR in **Europe** contracted by 45.1% y-o-y, negatively impacted by a decrease of 61.4% y-o-y in volume sold. This decrease is explained by two factors: (i) removal of all BRF plants in Brazil from the list of companies allowed to export to the European Union, a decision that was made official in May; and (ii) Russian market remained closed to Brazilian pork exports. On the other hand, the lower availability of products in the domestic market led to a price increase to historically high levels (+42.2% y-o-y), partially offsetting the decrease in volumes. As a result, we ended 3Q18 with Adjusted EBITDA of R$11 million.

3Q18 vs. 2Q18

In the quarterly comparison, Adjusted EBITDA margin expanded by 3.7 p.p., positively impacted by the price increase, volume optimization between sales channels and expense adjustments, given the lower volume.

3) AMERICAS

Americas	3Q18	3Q17	Var y/y	2Q18	Var q/q
Volume (Thousand Tons)	**22**	**16**	**35.1%**	**21**	**5.3%**
Poultry (In Natura)	19	14	37.1%	18	6.5%
Pork and Others (In Natura)	1	1	19.6%	0	76.3%
Processed foods	2	1	20.8%	2	(20.5%)
Net Operating Revenues (R$, Million)	**126**	**93**	**34.7%**	**112**	**12.2%**
Average price (R$/Kg)	*5.81*	*5.82*	*(0.3%)*	*5.45*	*6.6%*
Gross Profit (R$, Million)	**(10)**	**14**	**n.m.**	**(3)**	**181.3%**
Gross Margin (%)	*(7.8%)*	*14.8%*	*(22.6) p.p.*	*(3.1%)*	*(4.7) p.p.*
EBIT (R$, Million)	**(22)**	**3**	**n.m.**	**(16)**	**38.1%**
EBIT Margin (%)	*(17.5%)*	*2.7%*	*(20.2) p.p.*	*(14.2%)*	*(3.3) p.p.*
EBITDA Adjusted (R$, Million)	**(16)**	**7**	**n.m.**	**(1)**	**2383.5%**
EBITDA Adjusted Margin (%)	*(12.8%)*	*7.6%*	*(20.4) p.p.*	*(0.6%)*	*(12.2) p.p.*
EBITDA (R$, Million)	**(16)**	**7**	**n.m.**	**(9)**	**83.6%**
EBITDA Margin (%)	*(12.8%)*	*7.5%*	*(20.3) p.p.*	*(7.8%)*	*(5.0) p.p.*
Volume CFR* (Thousand Tons)	**22**	**16**	**35.1%**	**21**	**5.3%**
% in total volume	*100.0%*	*100.0%*	*0.0 p.p.*	*100.0%*	*0.0 p.p.*

*Direct Export

NOR in the **Americas** increased by 34.7% y-o-y and 12.2% q-o-q, due to the higher volumes sold (+35.1% y-o-y), which resulted from (i) new sales agreements with Cuba and (ii) transfer of volumes from Europe to Mexico, especially in chicken and turkey proteins. On the other hand, excess product supply in Mexico and the higher cost of grains pressured profitability, leading to a decrease in Adjusted EBITDA in the quarter by R$23.1 million y-o-y and R$15.1 q-o-q, to an expense of R$16 million in 3Q18.

4) AFRICA

Africa	3Q18	3Q17	Var y/y	2Q18	Var q/q
Volume (Thousand Tons)	**41**	**37**	**9.9%**	**32**	**25.6%**
Poultry (In Natura)	23	19	17.5%	20	15.7%
Pork and Others (In Natura)	7	5	41.2%	5	39.0%
Processed foods	11	13	(13.7%)	8	42.0%
Net Operating Revenues (R$, Million)	**167**	**142**	**17.8%**	**127**	**32.0%**
Average price (R$/Kg)	*4.12*	*3.85*	*7.1%*	*3.92*	*5.0%*
Gross Profit (R$, Million)	**13**	**34**	**(60.2%)**	**4**	**205.8%**
Gross Margin (%)	*8.0%*	*23.7%*	*(15.7) p.p.*	*3.5%*	*4.6 p.p.*
EBIT (R$, Million)	**(12)**	**8**	**(244.3%)**	**(14)**	**(17.5%)**
EBIT Margin (%)	*(7.1%)*	*5.8%*	*(12.9) p.p.*	*(11.3%)*	*4.2 p.p.*
EBITDA Adjusted (R$, Million)	**(3)**	**17**	**n.m.**	**1**	**n.m.**
EBITDA Adjusted Margin (%)	*(2.0%)*	*11.9%*	*(13.9) p.p.*	*0.8%*	*(2.8) p.p.*
EBITDA (R$, Million)	**(3)**	**17**	**(119.9%)**	**(7)**	**n.m.**
EBITDA Margin (%)	*(2.0%)*	*11.7%*	*(13.7) p.p.*	*(5.3%)*	*3.3 p.p.*
Volume CFR* (Thousand Tons)	**41**	**37**	**9.9%**	**32**	**25.6%**
% in total volume	*100.0%*	*100.0%*	*0.0 p.p.*	*100.0%*	*0.0 p.p.*

*Direct Export

In 3Q18, the **Africa** region's NOR improved by 17.8% y-o-y and 32.0% q-o-q, positively impacted by better client management and volume optimization, as well as portfolio expansion with pork cuts. Furthermore, the region was temporarily supplied with higher volumes of Halal products, due to the industry's adjustment after the Saudi Arabian government changed the rules of the segment. Adjusted EBITDA suffered a decrease of R$20.2 million y-o-y, amounting to an expense of R$3 million in the quarter.

SOUTHERN CONE SEGMENT

Southern Cone	3Q18	3Q18 Ex-hiperinflation	3Q17	Var y/y Ex-hiperinflation	2Q18	Var q/q
Volume (Thousand Tons)	**60**	**60**	**59**	**0.9%**	**60**	**(0.7%)**
Poultry (In Natura)	8	8	7	16.1%	10	(17.9%)
Pork and Others (In Natura)	14	14	12	16.4%	12	9.6%
Processed foods	38	38	40	(4.8%)	38	0.4%
Net Operating Revenues (R$, Million)	**404**	**554**	**562**	**(1.5%)**	**461**	**(12.3%)**
Average price (R$/Kg)	*6.75*	*9.25*	*9.47*	*(2.4%)*	*7.64*	*(11.7%)*
Gross Profit (R$, Million)	**27**	**70**	**66**	**5.7%**	**19**	**43.2%**
Gross Margin (%)	*6.8%*	*12.6%*	*11.8%*	*0.8 p.p.*	*4.1%*	*2.6 p.p.*
EBIT (R$, Million)	**(33)**	**(2)**	**(9)**	**(77.2%)**	**(45)**	**(26.6%)**
EBIT Margin (%)	*(8.2%)*	*0.4%*	*(1.6%)*	*2.0 p.p.*	*(9.8%)*	*1.6 p.p.*
EBITDA Adjusted (R$, Million)	**10**	**10**	**8**	**23.4%**	**(4)**	**n.m.**
EBITDA Adjusted Margin (%)	*2.5%*	*1.8%*	*1.4%*	*0.4 p.p.*	*(0.8%)*	*3.4 p.p.*
EBITDA (R$, Million)	**(2)**	**(2)**	**7**	**(129.6%)**	**(16)**	**n.m.**
EBITDA Margin (%)	*(0.6%)*	*0.4%*	*1.2%*	*(0.8) p.p.*	*(3.4%)*	*2.8 p.p.*
Volume CFR* (Thousand Tons)	**29**	**29**	**24**	**18.9%**	**25**	**15.2%**
% in total volume	*47.7%*	*47.7%*	*40.4%*	*7.2 p.p.*	*41.1%*	*6.6 p.p.*

*Direct Export

[1] Adjusted to Hyperinflation

__In 2018, the Company adopted IAS 29 - Hyperinflationary Economies__. A Hyperinflationary economy exists when a country reports inflation of 100% over a three-year period, among other qualitative criteria. As of July 1, 2018, Argentina started to be considered a Hyperinflationary economy. In this sense, the balance sheet and income statements of Argentine subsidiaries were monetarily restated to reflect the current value. As the Hyperinflationary economy was only identified for the Argentine subsidiaries, and the parent company not is headquartered in a country with a Hyperinflationary economy, the Company did not restate previous balances.

For the purposes of annual comparison, since the impacts of Hyperinflation were not accounted for in 3Q17, the comments refer to ex hyperinflation results. Therefore, NOR decreased by 1.5% in 3Q18, since the higher volumes were offset by a lower average price in the Brazilian real, due to exchange rate variation. On the other hand, the product mix with higher value added, combined with more efficient expense management, positively contributed to improve profitability. Thus, the region's Adjusted EBITDA amounted to R$10 million in 3Q18, with margin of 1.8% (+0.4 p.p. y-o-y). When compared to 2Q18, Adjusted EBITDA margin grew 3.4 p.p., due to stricter control of costs and expenses in the quarter.

OTHER SEGMENTS

Other Segments + Ingredients	3Q18	3Q17	Var y/y	2Q18	Var q/q
Volume (Thousand Tons)	**78**	**63**	**24.8%**	**62**	**25.9%**
Poultry (In Natura)	2	2	n.m.	1	105.2%
Pork and Others (In Natura)	2	0	n.m.	0	n.m.
Processed foods	6	0	n.m.	0	n.m.
Others Sales	69	60	15.5%	61	12.9%
Net Operating Revenues (R$, Million)	**250**	**207**	**20.7%**	**187**	**34.0%**
Average price (R$/Kg)	*3.19*	*3.30*	*(3.3%)*	*3.00*	*6.4%*
Gross Profit (R$, Million)	**17**	**32**	**(45.6%)**	**35**	**(50.7%)**
Gross Margin (%)	*6.9%*	*15.4%*	*(8.5) p.p.*	*18.9%*	*(11.9) p.p.*
EBIT (R$, Million)	**(9)**	**18**	**n.m.**	**17**	**n.m.**
EBIT Margin (%)	*(3.5%)*	*8.6%*	*(12.1) p.p.*	*8.9%*	*(12.4) p.p.*
EBITDA Adjusted (R$, Million)	**(4)**	**17**	**n.m.**	**21**	**n.m.**
EBITDA Adjusted Margin (%)	*(1.6%)*	*8.4%*	*(9.9) p.p.*	*11.5%*	*(13.1) p.p.*
EBITDA (R$, Million)	**(4)**	**23**	**n.m.**	**21**	**n.m.**
EBITDA Margin (%)	*(1.6%)*	*11.0%*	*(12.5) p.p.*	*11.5%*	*(13.1) p.p.*

NOR in "Other Segments" amounted to R$250 million (+20.7% y-o-y and 34.0% q-o-q), positively impacted by better operating performance in BRF Ingredients. However, Adjusted EBITDA was an expense of R$3.9 million in 3Q18, due to greater liquidation of raw material to reduce inventories. Note that this segment includes all volumes of non-core BRF products such as feed and meals, among others.

Corporate

Corporate - R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
Net Operating Revenues	0	0	n.m.	(11)	n.m.
Gross Profit	(151)	0	n.m.	(441)	n.m.
EBIT	(225)	27	n.m.	(521)	n.m.
EBITDA Adjusted	(66)	(103)	(35.6%)	(18)	(35.6%)
EBITDA	(225)	27	n.m.	(521)	n.m.

Adjusted EBITDA amounted to an expense of R$66 million in 3Q18, primarily due to: (i) provisions for tax and civil contingencies in the amount of R$49 million; and (ii) write-off of property, plants and equipment in the amount of R$20 million. Consequently, Adjusted EBITDA improved by R$36.6 million, due to reduced contingency provisions in the quarter.

INVESTMENTS (CAPEX)

Investments made in the quarter totaled R$384 million (up 4% from 3Q17, and 1.6% from 2Q18), of which R$131 million (down 5.2% from 3Q17, and up 7.2% from 2Q18) was invested in growth, efficiency and support; R$201 million was invested in biological assets (up 16.2% from 3Q17, and down 3.3% from 2Q18) and R$52 million was invested in leases and other investments (down 10.7% from 3Q17, and up 8.7% from 2Q18).

CAPEX - R$ Million	3Q18	3Q17	Var y/y	9M18	9M17	Var y/y
Growth	17	34	(50.2%)	48	230	(79.0%)
Efficieny	19	11	66.4%	71	76	(6.0%)
Support	95	93	2.7%	279	248	12.6%
Biological Assets	201	173	16.2%	663	536	23.6%
Leases	25	30	(17.6%)	74	120	(38.1%)
Other	28	29	(3.5%)	96	97	(1.0%)
Total	**384**	**369**	**4.0%**	**1,232**	**1,307**	**(5.8%)**

The main projects in 3Q18 are, among others:

- **Market Demand:**

  (i) Projects to manufacture in natura chicken, primarily for the Halal Market;
  (ii) A project to increase hog slaughtering capacity to meet the demand for raw material in Brazil and in the export market; and
  (iii) Projects to manufacture industrialized products to meet domestic demand.

- **Efficiency:**

  (i) A project to implement a system to optimize our Planning process (S&OP),
  (ii) Projects to implement the concepts of the 4.0 Industry in chicken slaughter units, and
  (iii) Projects to improve processes and optimize resources for the industry and agribusiness.

- **Support/IT:**

  (i) Projects to reposition industrial assets,
  (ii) Improvement in working conditions of employees in the production processes,
  (iii) Projects related to environmental sustainability, and
  (iv) Updates in technological systems.

- **Quality:**

  (i) Investments in the maintenance and improvement of production processes in meat processing units, feed units and farms; and
  (ii) Projects to improve production control processes in meat packing units, factories and farms.

FINANCIAL CYCLE

The Company's average financial cycle totaled 37.2 days in 3Q18, representing 2.5 more days compared to 2Q18 and 6.4 fewer days compared to 3Q17. The improvement compared to 3Q17 was mainly due to (i) the increase in accounts payable turnover and (ii) the decrease in client turnover, explained by non-recurring initiatives in the quarter. The 2.5-day increase q-o-q is due to Inventory of negative R$480 million in 3Q18, basically explained by R$104 million decrease in meat raw material, increased inventory of celebratory items of R$135 million, increase of in natura finished products of R$58 million, increase in grains of R$457 million and reduction of biological assets of R$68 million, all compared to 2Q18.

Financial Cycle (end of the period) - (Clients + Inventories - Suppliers)


37.7
37.1
32.8
22.4
32.9
38.2
42.4
31.8
35.7
32.6
35.9
10.8%
10.8%
8.9%
6.8%
9.2%
11.2%
12.2%
9.6%
10.3%
9.4%
10.0%
1Q16
2Q16
3Q16
4Q16
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18
3 Accounts / NOR
Financial Cycle (Days)

Note 1: Due to adoption of IAS-29 in September 2018, there was a change in the Financial Cycle of March 2018, from 35.6 days to 35.7 days, and of June 2018 from 32.5 days to 32.6 days.

In order to better reflect the statement of managerial free cash flow, the Company took into account certain reclassifications as of 4Q17 and, for comparative purposes, recalculated the three previous quarters. The cash flow reclassifications include: (i) the segregation of the effect of the exchange rate variation on the non-realized debt; (ii) the segregation of the effect of appropriated and non-realized interest; (iii) the segregation of the effect of other non-cash financial liabilities, including gross debt; and (iv) the change in the method of segregation of financial effects in working capital accounts.

Operating cash flow in 3Q18 totaled R$106 million, a decrease of R$42 million when compared to 2Q18, explained by an EBITDA R$716 million higher than in the previous quarter, working capital R$458 million lower than in 2Q18, and other variations of R$301 million lower than in 2Q18, due to provisions made in the comparison quarter. Compared to the year-ago period, operating cash flow was R$496 million lower, mainly due to a decrease of R$659 million in EBITDA when compared to 3Q17 and an increase of R$189 million in working capital from the same period of 2017.

CAPEX in the quarter amounted to R$384 million, an increase of R$6 million when compared to 2Q18 and R$15 million when compared to the same quarter in 2017. As a result, operating cash flow use, after CAPEX, amounted to R$278 million in the quarter.

In 3Q18, the sale of non-strategic assets totaled R$8 million.

MANAGERIAL CASH FLOW

Million BRL	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18	9M18
EBITDA Adjusted	**570**	**704**	**939**	**645**	**2,857**	**801**	**371**	**604**	**1,775**
Impacts of Carne Fraca/Trapaça operations	(40)	(118)	-	(206)	(363)	(13)	(288)	(102)	(403)
Debt designed as Hedge Accounting	(24)	(12)	(13)	(6)	(55)	(23)	(185)	-	(208)
Forest Fair Value		-	-	-	-	13	-	-	-
Corporate Restructuring	-	-	-	-	-	-	(144)	(47)	(191)
Impacts of Trucker Strike	-	-	-	-	-	-	(75)	(10)	(85)
Tax recoveries	40	-	142	37	218	21	19	4	44
Non controlling shareholders	(4)	1	8	22	27	11	13	(13)	11
Itens with no cash effect	-	-	-	7	7	-	-	-	-
Costs on business diposed	(35)	-	(1)	-	(37)	(28)	-	(4)	(32)
Hyperinflation	-	-	-	-	-	(6)	(13)	(16)	(35)
EBITDA	**506**	**575**	**1,074**	**499**	**2,654**	**777**	**(301)**	**415**	**891**
Working Capital	**(738)**	**(319)**	**(459)**	**744**	**(772)**	**(340)**	**188**	**(270)**	**(422)**
Δ Accounts Receivable	(50)	(346)	(322)	185	(533)	206	1	376	583
Δ Inventories	(24)	82	(14)	171	216	13	(62)	(480)	(529)
Δ Suppliers	(664)	(55)	(124)	387	(455)	(559)	248	(165)	(476)
Others	**(32)**	**243**	**(13)**	**(216)**	**(18)**	**(220)**	**262**	**(39)**	**3**
Δ Taxes	(192)	(10)	(167)	204	(165)	(143)	(87)	(118)	(348)
Δ Provisions	40	12	(49)	65	68	(77)	(50)	11	(116)
Δ Salaries/Benefits	75	66	115	(92)	164	56	66	68	190
Δ Others	45	175	88	(394)	(86)	(55)	333	(1)	277
Cash Flow from Operating Activities	**(264)**	**500**	**602**	**1,027**	**1,864**	**217**	**148**	**106**	**471**
CAPEX	(481)	(457)	(369)	(310)	(1,617)	(470)	(378)	(384)	(1,232)
M&A and Sale of Assets	7	(523)	(247)	35	(729)	20	18	8	46
Cash Flow from Investments	**(474)**	**(981)**	**(617)**	**(275)**	**(2,346)**	**(450)**	**(360)**	**(376)**	**(1,186)**
Cash Flow from Operations with Capex	**(745)**	**42**	**233**	**717**	**247**	**(253)**	**(229)**	**(278)**	**(760)**
Cash - Financial Results	(498)	(205)	(358)	235	(827)	72	344	205	621
Interest Income	103	103	87	68	361	60	76	80	216
Interest Expenses	(435)	(286)	(256)	(393)	(1,369)	(162)	(363)	(317)	(842)
FX Variation on Cash and Cash Equivalents	(32)	156	(127)	97	93	25	90	(15)	100
Treasury Shares Disposals	-	-	510	-	510	-	-	-	-
Cash Flow from Financing Activities	**(862)**	**(232)**	**(144)**	**7**	**(1,231)**	**(5)**	**148**	**(48)**	**95**
Free Cash Flow	**(1,599)**	**(713)**	**(158)**	**758**	**(1,713)**	**(238)**	**(63)**	**(318)**	**(619)**
Dividends	-	-	-	-	-	-	-	-	-
New Debt Amortizantions	1,396	2,877	(276)	(3,300)	697	77	329	(854)	(448)
Cash Variations	**(203)**	**2,163**	**(434)**	**(2,542)**	**(1,016)**	**(160)**	**265**	**(1,171)**	**(1,066)**

Million BRL	1Q17	2Q17	3Q17	4Q17	2017	1Q18	2Q18	3Q18	9M18
Cash and Cash Equivalents - Initial	**8,351**	**8,148**	**10,410**	**9,976**	**8,351**	**7,434**	**7,274**	**7,539**	**7,434**
Cash Variation	(203)	2,163	(434)	(2,542)	(1,016)	(160)	265	(1,171)	(1,066)
Banvit	-	99	-	-	99	-	-	-	-
Cash and Cash Equivalents - Final	**8,148**	**10,410**	**9,976**	**7,434**	**7,434**	**7,274**	**7,539**	**6,368**	**6,368**
									-
Total Debt - Initial	**19,492**	**20,391**	**24,203**	**23,398**	**19,492**	**20,744**	**21,293**	**23,235**	**20,744**
New Debt/Amortization	1,396	2,877	(276)	(3,300)	697	77	329	(854)	(448)
FX Variation on Total Debt	(247)	615	(587)	560	341	82	1,413	356	1,851
Debt Interest and Derivatives	(250)	(68)	57	85	(176)	389	201	(46)	544
Banvit Gross Debt	-	389	-	-	389	-	-	-	-
Total Debt - Final	**20,391**	**24,203**	**23,398**	**20,744**	**20,744**	**21,293**	**23,235**	**22,691**	**22,691**
Net Debt	**12,243**	**13,793**	**13,423**	**13,310**	**13,310**	**14,019**	**15,696**	**16,323**	**16,323**

Quarterly Evolution of Cash Generation (Operating Cash Flow - Capex) R$MM


R$ million
(232)
113
778
748
(745)
42
233
717
(253)
(229)
(278)
1Q16 2Q16 3Q16 4Q16 1Q17 2Q17 3Q17 4Q17 1Q18 2Q18 3Q18

INDEBTEDNESS

R$ Million	In 09.30.2018			In 06.30.2018		In 09.30.2017	
Debt	**Current**	**Non-current**	**Total**	**Total**	**Δ %**	**Total**	**Δ %**
Local Currency	(3,474)	(6,510)	(9,984)	(10,327)	(3.3%)	(9,755)	2.3%
Foreign Currency	(2,202)	(10,505)	(12,707)	(12,908)	(1.6%)	(13,643)	(6.9%)
Gross Debt	**(5,676)**	**(17,015)**	**(22,691)**	**(23,235)**	**(2.3%)**	**(23,398)**	**(3.0%)**
Cash Investments							
Local Currency	3,712	646	4,358	5,269	(17.3%)	4,719	(7.6%)
Foreign Currency	1,882	128	2,010	2,270	(11.5%)	5,257	(61.8%)
Total Cash Investments	5,594	774	6,368	7,539	(15.5%)	9,976	(36.2%)
Net Debt	**(82)**	**(16,242)**	**(16,323)**	**(15,696)**	**4.0%**	**(13,422)**	**21.6%**

Total Gross Indebtedness in the amount of R$22,691 million includes total financial indebtedness plus other financial liabilities in the amount of R$640 million, according to Note 21 of the ITR as of and for the period ended September 30, 2018.

In 3Q18, the Company's net debt totaled R$16.3 billion, an increase of R$627 million from the R$15.7 billion of 2Q18, as a result of free cash flow use of R$318 million in the period, as well as a non-cash effect of approximately R$310 million, resulting from accrued interests in the quarter and the exchange rate depreciation in the period. When compared to the net debt in the year-ago period of R$13.4 billion, this quarter's figure is R$2.9 billion higher, mainly due to a non-cash effect, arising from accrued interest in the quarter and the exchange rate devaluation in the period - from R$3.17 to R$4.00 per US$ -, as well as to accumulated free cash flow of R$140 million in 12 months.

Net leverage, as the net debt to LTM Adjusted EBITDA ratio, was 6.74x in 3Q18, representing a 1.04x increase compared to the previous quarter, and a 2.05x increase from 3Q17. The Material Fact disclosed on June 29, 2018 detailed the Company's Financial and Operating Restructuring Plan, which sets forth divestments and operating initiatives aimed at monetizing the amount of approximately R$5 billion to reach a net leverage ratio of 4.35x by the end of 2018.

Finally, we reaffirm that we do not have financial covenants related to financial leverage.

Evolution of Net Debt / Adjusted EBITDA


Net Debt (R$ Million)
Adjusted EBITDA LTM (R$ Billion)
Net Debt/Adjusted EBITDA
4.73
4.79
4.69
4.46
4.44
5.70
6.74
12.2
13.8
13.4
13.3
14.0
15.7
16.3
2.6
2.9
2.9
3.0
3.2
2.8
2.4
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18

Note 1: Given the adoption of IAS-29 in September 2018, there was a change in the Net Debt / Adjusted EBITDA ratio in June 2018, from 5.69 to 5.70.

Quarterly Net Debt Variation (in R$ million)


R$ million
Operational Cash Flow = +R$106MM
15,696
415
309
384
8
205
80
371
271
16,323
Net Debt 2Q18
EBITDA
WK + Others
CAPEX
M&A
Cash Financial Results
Interest Income
FX Variation on Cash, equivalents and debt
FX Variation on Interest + Derivatives
Net Debt 3Q18

Gross Debt Maturity Evolution


Gross Debt (R$ Billion)
Maturity (years)
3.8
3.5
3.3
3.5
3.1
3.2
3.4
20.4
24.2
23.4
20.7
21.3
23.2
22.7
1Q17
2Q17
3Q17
4Q17
1Q18
2Q18
3Q18

RELATIONSHIP WITH INDEPENDENT AUDITORS

Pursuant to CVM Instruction No. 381, dated January 14, 2003, the Company informs that its policy of engagement of services unrelated to external audit is based on principles that protect auditor's independence.

Pursuant to CVM Instruction No. 381/03, in the period ended September 30, 2018, KPMG Auditores Independentes was engaged to provide services unrelated to external audit (support on the preparation of applications for tax refund in Europe), constituting approximately 47.6% of the consolidated value of fees related to the external audit of BRF and its subsidiaries. KPMG Auditores Independentes informed us that the services provided did not affect its independence and objectivity, due to the definition of scope and procedures executed.

Pursuant to CVM Instruction No. 480/09, the Company's management represents that, at a meeting held on November 7, 2018, it discussed, reviewed and agreed with the information included in the independent auditor's review report about the financial information for 3Q18.

Disclaimer

The representations included in this report concerning prospective businesses of the Company, projections and results, and the Company's potential growth are mere forecasts based on the expectations of management with regards to the future of the Company. These expectations rely heavily on market changes and the general economic performance of the country, industry, and international market, and are therefore subject to change.

CONSOLIDATED INCOME STATEMENT

Financial Statement - R$ Million	3Q18	3Q17	Var y/y	2Q18	Var q/q
Net Operating Revenues	**8,767**	**8,732**	**0.4%**	**8,067**	**8.7%**
Cost of Sales	(7,365)	(6,825)	7.9%	(7,439)	(1.0%)
% of the NOR	*(84.0%)*	*(78.2%)*	*(5.8) p.p.*	*(92.2%)*	*8.2 p.p.*
Gross Profit	**1,402**	**1,907**	**(26.5%)**	**628**	**123.2%**
% of the NOR	*16.0%*	*21.8%*	*(5.8) p.p.*	*7.8%*	*8.2 p.p.*
Operating Expenses	**(1,397)**	**(1,319)**	**5.9%**	**(1,384)**	**0.9%**
% of the NOR	*(15.9%)*	*(15.1%)*	*(0.8) p.p.*	*(17.2%)*	*1.2 p.p.*
Selling Expenses	**(1,223)**	**(1,172)**	**4.4%**	**(1,229)**	**(0.5%)**
% of the NOR	*(13.9%)*	*(13.4%)*	*(0.5) p.p.*	*(15.2%)*	*1.3 p.p.*
Fixed	(765)	(739)	3.4%	(791)	(3.3%)
Variable	(453)	(425)	6.7%	(428)	5.9%
Impairment loss on trade and other receivables	(5)	(8)	(34.3%)	(10)	(49.5%)
General and Administrative Expenses	**(174)**	**(147)**	**18.3%**	**(155)**	**12.0%**
% of the NOR	*(2.0%)*	*(1.7%)*	*(0.3) p.p.*	*(1.9%)*	*(0.1) p.p.*
Honorary of our Administrators	(3)	(7)	(59.7%)	(9)	(71.0%)
% of the NOR	*(0.0%)*	*(0.1%)*	*0.0 p.p.*	*(0.1%)*	*0.1 p.p.*
General and Administrative	(171)	(140)	22.1%	(146)	17.3%
% of the NOR	*(2.0%)*	*(1.6%)*	*(0.3) p.p.*	*(1.8%)*	*(0.1) p.p.*
Operating Income	**6**	**588**	**(99.0%)**	**(756)**	**n.m.**
% of the NOR	***0.1%***	***6.7%***	***(6.7) p.p.***	***(9.4%)***	***9.4 p.p.***
Other Operating Results	**(99)**	**(33)**	**200.4%**	**(50)**	**n.m.**
Equity Income	**5**	**3**	**77.3%**	**3**	**62.2%**
EBIT	**(87)**	**559**	**(115.6%)**	**(803)**	**(89.1%)**
% of the NOR	*(1.0%)*	*6.4%*	*(7.4) p.p.*	*(9.9%)*	*9.0 p.p.*
Net Financial Income	**(507)**	**(351)**	**44.6%**	**(644)**	**(21.2%)**
Income before Taxes	**(595)**	**208**	**(386.1%)**	**(1,447)**	**(58.9%)**
% of the NOR	*(6.8%)*	*2.4%*	*(9.2) p.p.*	*(17.9%)*	*11.2 p.p.*
Income Tax and Social Contribution	(218)	(70)	n.m.	(19)	n.m.
% of Income before Taxes	*36.6%*	*(33.8%)*	*70.4 p.p.*	*1.3%*	*35.3 p.p.*
Consolidated Net Income	**(812)**	**138**	**(690.5%)**	**(1,466)**	**(44.6%)**
% of the NOR	***(9.3%)***	***1.6%***	***(10.8) p.p.***	***(18.2%)***	***8.9 p.p.***
Participação de acionistas minoritários	(13)	8	(277.5%)	13	(204.5%)
EBITDA	**415**	**1,074**	**(61.3%)**	**(301)**	**(237.9%)**
% of the NOR	*4.7%*	*12.3%*	*(7.6) p.p.*	*(3.7%)*	*8.5 p.p.*
EBITDA Adjusted	**604**	**939**	**(35.7%)**	**371**	**63.0%**
% of the NOR	*6.9%*	*10.8%*	*(3.9) p.p.*	*4.6%*	*2.3 p.p.*

BALANCE SHEET

Balance Sheet - R$ Million	09.30.18	06.30.18	12.31.17
Assets			
Current Assets			
Cash and Cash Equivalents	4,424	5,748	6,011
Financial Investments	564	417	228
Accounts Receivable	3,400	3,752	3,919
Recoverable Taxes	1,330	1,288	1,228
Securities Receivable	137	107	113
Inventories	5,544	4,986	4,948
Biological Assets	1,442	1,510	1,510
Other Financial Assets	233	135	91
Other Receivables	548	564	716
Anticipated expenses	167	195	245
Restricted Cash	373	523	128
Non-Current Assets held to sale and discontinued operation	91	90	42
Total Current Assets	**18,253**	**19,315**	**19,186**
Non-Current Assets			
Long-term assets	**6,544**	**6,867**	**6,587**
Cash Investments	271	286	569
Accounts Receivable	9	6	6
Judicial Deposits	704	702	689
Biological Assets	971	971	904
Securities Receivable	86	110	116
Recoverable Taxes	2,575	2,572	2,438
Deferred Taxes	1,317	1,685	1,369
Restricted Cash	503	431	408
Other Receivables	107	105	87
Permanent Assets	**19,722**	**19,347**	**19,456**
Investments	84	81	68
Properly, Plant and Equipment	11,949	11,903	12,191
Intangible	7,690	7,363	7,198
Total Non-Current Assets	**26,266**	**26,214**	**26,043**
Total Assets	**44,519**	**45,529**	**45,228**

BALANCE SHEET

Balance Sheet - R$ Million	09.30.18	06.30.18	12.31.17
Liabilities and Equity			
Current Liabilities			
Loans and Financing	5,036	7,473	5,031
Suppliers	6,100	6,236	6,445
Supply Chain Risk	901	824	715
Payroll and Mandatory Social Charges	814	758	669
Taxes Payable	436	507	426
Dividends/Interest on Shareholders' Equity	1	1	2
Management and Staff Profit Sharing	21	0	96
Other Financial Liabilities	640	751	299
Provisions	528	460	536
Employee Pension Plan	85	85	85
Other Liabilities	686	733	603
Total Current Liabilities	**15,247**	**17,830**	**14,908**
Non-Current Liabilities			
Loans and Financing	17,015	15,012	15,413
Suppliers	188	200	197
Taxes and Social Charges Payable	165	167	171
Provision for Tax, Civil and Labor Contingencies	1,019	1,069	1,237
Deferred Taxes	220	147	155
Employee Pension Plan	336	331	310
Other Liabilities	1,088	1,157	1,125
Total Non-Current Liabilities	**20,032**	**18,082**	**18,608**
Total Liabilities	**35,278**	**35,913**	**33,516**
Shareholders' Equity			
Capital Stock	12,460	12,460	12,460
Capital Reserves	113	107	115
Profit Reserves	101	101	101
Other Related Results	(2,017)	(1,800)	(1,405)
Retained Profits	(1,972)	(1,789)	0
Treasury Shares	(61)	(61)	(71)
Non-Controling Shareholders	615	598	513
Total Shareholders' Equity	**9,240**	**9,617**	**11,713**
Total Liabilities and Shareholders	**44,519**	**45,529**	**45,228**